Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
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
                                                                12 months ended December 31,
                                                                1999        1998        1997
                                                            (Dollars in Thousands)

Earnings
Income (loss) before income taxes                            ($13,651)    $42,831     $42,906
Plus debt expense                                              17,466      14,456      13,536
Plus allowance for borrowed
   funds used during construction                               2,677         625         210
Plus interest portion of rental expense                           173         342         261
                                                               $6,665     $58,254     $56,913

Fixed Charges

Debt expense                                                  $17,466     $14,456     $13,536
Plus allowance for borrowed
   funds used during construction                               2,677         625         210
Plus interest portion of rental expense                           173         342         261
                                                              $20,316     $15,423     $14,007

Ratio of Earnings to Fixed Charges                               0.33        3.78        4.06
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